Exhibit 99.1

225 North Shore Drive
Pittsburgh, PA 15212-5861
www.eqt.com

Contact:

	Analysts:	Patrick Kane
412-553-7833

	Media:	Patricia Kornick
412-553-5738

Equitable Resources Announces Promotions, Organizational Realignments

(PITTSBURGH) February 22, 2007/PRNewswire-FirstCall/ — Equitable Resources Inc. (NYSE: EQT) announced today a realignment of its senior management structure to best support its expanding growth-oriented, business strategy.

Murry S. Gerber, chairman and chief executive officer, will have responsibility for key strategic growth drivers and for relationships with external constituencies.  Responsibility for ongoing operational value drivers now will reside with David L. Porges.  He was promoted from executive vice president of finance and administration to president and chief operating officer and will report to Gerber.

Gerber’s other direct reports now include Philip P. Conti, promoted to senior vice president and chief financial officer, and Johanna G. O’Loughlin, senior vice president, general counsel and corporate secretary.  Conti had previously been vice president and chief financial officer.

Reporting to Porges will be Randall L. Crawford, president, Equitable Utilities and now senior vice president, Equitable Resources; Joseph E. O’Brien, president, Equitable Supply and now senior vice president, Equitable Resources; Martin A. Fritz, promoted from vice president and chief information officer to vice president and chief administrative officer; and Charlene Petrelli, who continues as vice president and chief human resources officer.

Crawford, O’Brien and Conti, all of whom have been promoted to senior vice presidents of Equitable Resources, also will work closely with Gerber on the strategic growth drivers that impact their business units and the corporation at large.

Equitable Resources is an integrated energy company, with emphasis on Appalachian area natural gas supply, transmission and distribution.  For information on Equitable, visit www.eqt.com.

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